 ________________________________________________________________________________ SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 FORM 8-K CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 DATE OF REPORT (Date of earliest event reported): June 14, 2002 PARALLEL PETROLEUM CORPORATION (Exact Name of Registrant as Specified in Its Charter) DELAWARE 0-13305 75-1971716 (State or other jurisdiction (Commission File (IRS Employer of Incorporation or organization) Number) Identification No.) 110 N. Marienfeld, Suite 465, Midland, Texas 79701 (Address of Principal Executive Offices) (Zip Code) 915-684-3727 (Registrant's telephone number, including area code) _____________________________________________________________________________ Item 9. Regulation FD Disclosure. The information in this Form 8-K Report is being furnished to provide public disclosure and information about our business plan and anticipated operating activities for the nine month period ending March 31, 2003. The information constitutes our current plans based on a number of assumptions. Our plans are based on current expectations for oil and gas production, and have been prepared assuming that oil and gas prices and general market conditions for oil and gas will be substantially similar to those experienced in the first five months of 2002. In accordance with General Instruction B.2 of Form 8-K, the information in this report shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as shall be expressly set forth by specific reference in such a filing. This report does not constitute a determination of whether any information included in this report is material. All of the estimates and assumptions included in this document are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. We believe that the forward-looking statements are based on reasonable assumptions but no assurances can be given that our expectations will be met. You can identify forward-looking statements by the use of forward-looking terminology like "may", "will", "expect", "intend", "anticipate", "believe", "estimate", "continue", "future" or "reserves" or other variations of comparable terminology. Actual results may differ materially due to a number of risks and uncertainties, including but not limited to: . fluctuations in prices of oil and gas; . future capital requirements and availability of financing; . geological concentration of our reserves; . risks associated with the drilling of wells; . competition; . general economic conditions; . governmental regulations; -2- . potential defaults in the payment of amounts owed to us by purchasers of our production and counterparties to our hedging contracts; and . risks of hedging activities. Since January 1, 2002, several developments have caused us to reexamine and revise our current business plan. These developments include: . $31 million of additional capital available to us as a result of First Permian, L.P. completing the sale of all of its oil and gas properties on April 8, 2002; . the utilization of substantially all of our net operating loss carryforwards, another result of the First Permian sale; and . our drilling results in the down dip Wilcox trend of south Texas. For the foreseeable future, our primary objective will be to increase the per share net asset value of our common stock through increasing reserves, production, cash flow and earnings. We intend to pursue these objectives in a different manner than in the past. We will attempt to shift the balance of our investments from properties having high rates of production in early years to properties with more consistent production over a longer term. We will reduce our drilling risks by dedicating a smaller portion of our capital to high risk projects, while reserving the majority of our available capital for exploitation and development drilling opportunities. Obtaining positions in long-lived oil and gas reserves will be given priority over properties that might provide more cash flow in the early years of production, but which have shorter reserve lives. Another way we will reduce risk will be to emphasize acquisition possibilities over high risk exploration projects. So we can more effectively implement and pursue our new business plan, we have added six new employees, almost doubling the size of our staff. We will systematically decrease our high risk exploration efforts and focus on established geologic trends where we can utilize the engineering, operational, financial and technical expertise of our entire staff. Reducing financial, reservoir, drilling and geological risks and diversifying our property portfolio will be the principal criteria in the execution of our business plan. Although we have concentrated our activities during the last eight years in south Texas, we intend to diversify the geographical concentration of our asset base and we will consider expanding our operations into other parts of the United States if favorable opportunities arise. In summary, our new business plan will: -3- . focus on projects having less geological risk; . entail less exploratory activity in the down dip Wilcox trend of our south Texas properties; . emphasize exploitation and enhancement activities; . focus on acquiring producing properties; . expand the scope of our operations by diversifying our exploratory and development efforts, both in and outside of our current areas of operation. Although the direction of our exploration and development activities will shift from high risk exploratory activities to lower risk development opportunities, we will continue our efforts, as we have in the past, to maintain low general and administrative expenses relative to the size of our overall operations, utilize advanced technologies, serve as operator in appropriate circumstances and reduce operating costs. The extent to which we are able to implement and follow through with our business plan will be influenced by: . the prices we receive for the oil and gas we produce; . the results of reprocessing and reinterpreting our 3-D seismic data; . the results of our drilling activities; . the costs of obtaining high quality field services; . our ability to find and consummate acquisition opportunities; and . our ability to negotiate and enter into work to earn arrangements, joint venture or other similar agreements on terms acceptable to us. Significant changes in the prices we receive for our oil and gas, drilling results or the occurrence of unanticipated events beyond our control may cause us to defer or deviate from our business plan, including the amounts we budget for our activities. The sections below describe parts of our business plan in more detail. -4- Exploitation and Enhancement Activities An integral part of our business plan for the next nine months will include exploitation and enhancement activities. By exploitation and enhancement activities, we mean: . operational enhancements, such as surface facility reconfiguration, and the installation of new or additional compression equipment; . workovers; . well recompletions; . behind-pipe recompletions; . refracing (restimulating a producing formation within an existing wellbore to enhance production and add reserves); . installation of injection wells and related facilities; . development well drilling (infill drilling); . cost reduction programs; and . secondary recovery operations, including waterfloods. To initiate our exploitation and enhancement activities on our existing producing properties, we will maintain an ongoing program of oil and gas well review with the objective of maximizing the output of existing wells. Oil and gas wells usually generate their highest volume during the earlier stages of production after which production begins to decline. Enhancement and remedial work can be undertaken to restore varying amounts of the lost production or reduce the rate of production decline. -5- We believe we can more fully develop our existing producing properties in the Permian Basin of west Texas which have been proven by previous drilling. The proximity of undeveloped reserves in our Permian Basin properties to existing production makes development of these properties less risky and more cost-efficient. Collectively, our Permian Basin properties include approximately 16,000 gross undeveloped acres which we believe will provide significant exploitation and development opportunities of both oil and gas. Additionally, our Permian Basin properties have longer reserve lives than our south Texas properties. Our exploitation and enhancement efforts will be conducted primarily on our properties in the Permian Basin of west Texas. We own working interests in these properties ranging from 95.0% to 100% and we also serve as operator. As operator we will control the timing of operations, selection of drilling locations and the actual field work. We have budgeted $1,000,000 for our proposed Permian Basin activities through March 31, 2003. Acquisitions and Negotiated Agreements Covering Producing Properties Our approach to producing property acquisitions, and the size and timing of such purchases, will depend upon market conditions in the domestic oil and gas industry. Generally, during periods of moderate to high prices for oil and gas, we do not believe that oil and gas acquisition opportunities are as favorable to a prospective purchaser as they are when market conditions are depressed. The additional capital resources available to us as a result of the First Permian sale will allow us to monitor potential opportunities for possible purchase at times when we believe favorable market conditions exist and upon terms that are acceptable to us. Producing properties we select for acquisition will include properties that have proved undeveloped and behind-pipe reserves, operational enhancement potential, long-lived reserves, multiple pay-zone exploitation and development drilling opportunities and the potential for operating control. Selecting and acquiring producing properties having these characteristics will diversify and improve the quality of our property portfolio. Although purchases of producing properties involve less risk than drilling, there is a risk that estimates of future prices or costs, reserves, production rates or other criteria upon which we have based our investment decision may prove to be inaccurate. In addition to acquisitions of producing properties, we also intend to seek opportunities to negotiate and enter into work to earn, joint venture and similar agreements with third parties for development operations on producing properties. We have budgeted $1,000,000 for our pro rata share of the drilling and completion costs of four initial wells to be drilled under our Diamond M work to earn project. -6- Wilcox Trend of South Texas --------------------------- Consistent with our plan of reducing geologic risk, our exploration activities in the down dip Wilcox trend of south Texas will be reduced and we intend to diversify our exploration efforts away from this trend. However, we do intend to remain active in this area even though we have drilled four dry holes on our Wilcox prospects since October, 2001. Our future activities in the down dip Wilcox trend and the future exploration and development of our acreage in this trend will be financed through farmout agreements, joint venture and other similar agreements, selling a portion of our interests and retaining a carried working interest, reversionary interest or other type of cost free interest. These types of arrangements will decrease our risk in unsuccessful efforts in the down dip Wilcox trend, but will also limit our returns on successful projects. Our activities in the up dip Wilcox trend, as compared to our planned activities in the down dip Wilcox trend, are not expected to change significantly because of the lower geologic and financial risks associated with the up dip Wilcox trend. As of the date of this report, we are evaluating our undrilled prospects in both the down dip and up dip Wilcox trends and have not budgeted any amounts for expenditure in these areas. Yegua/Frio Trends of South Texas -------------------------------- We have concentrated our activities during the last eight years in the Yegua/Wilcox/Frio gas trends in south Texas. Although the successful wells we have drilled in the Yegua/Frio trend have provided quick payouts of our drilling and completion costs, the reserve lives of the properties in this area have proven to be very short as compared to our properties in the Permian Basin. During the next nine months, our efforts in the Yegua/Frio trend of south Texas will focus on reprocessing and reinterpreting selective seismic data sets that we have developed over the past eight years. To the extent that our reprocessing and reinterpretation of seismic data reveal prospective drilling locations or new prospect leads, we intend to drill additional wells and we may also acquire additional acreage. Substantially all of our drilling success in south Texas has been in the Yegua/ Frio gas trend and we intend to continue drilling additional lower risk 3-D seismic development wells in this trend. We have budgeted $3,000,000 for our pro rata share of drilling and completion costs of fifteen 3-D seismic development wells in the Yegua/Frio trends. -7- Cook Mountain 3-D Gas Project of East Texas ------------------------------------------- In line with our diversification efforts, we have identified seven 3-D seismic gas prospects in East Texas targeting the Cook Mountain formation at a depth of approximately 10,000 to 13,000 feet. We have leased four of the identified prospects and recently drilled one well which is waiting on completion. We have budgeted $1,000,000 for our pro rata share of the drilling and completion costs of two wells in the Cook Mountain Gas project. Expansion of Staff ------------------ We believe our employees have the knowledge, experience and industry associations necessary for us to implement our business plan and achieve our objectives. All of our six new employees previously worked for First Permian, L.P., our 30.675% owned affiliate, where they were involved in the enhancement, exploitation, infill drilling and the eventual sale of First Permian's oil and gas properties in April, 2002. They will provide added operational, engineering and financial management of our activities. Specifically, we expect to utilize the collective experience, expertise and techniques of the new employee group primarily in the areas of acquisitions, enhancements, waterfloods and divestitures. By utilizing an interdisciplinary team approach, we believe we will maximize the identification and quantification of opportunities and reduce risk through the application of complementary experience, know-how and technology. In pursuing our business plan, we will rely more heavily on our new in-house technical staff, and will rely on the services of outside engineering consultants on a selective, reduced basis. Certain information about our new employees is set forth below. Steven D. Foster, age 47, is Chief Financial Officer. During the period from November, 2000 to May, 2002, Mr. Foster was employed by First Permian, L.P. as its Controller and Assistant Secretary. From September, 1997 to November, 2000, he was employed by Pioneer Natural Resources, USA and served in various accounting capacities. Prior to his association with Pioneer, Mr. Foster was employed by Fina, Inc. for approximately eight years. Mr. Foster graduated from Texas Tech University in 1977 with a Bachelor of Business Administration Degree in Accounting. He is a certified public accountant. Brian W. McCurry, age 44, is Manager of Operations and has over twenty years of experience in the oil and gas industry. During the period from 1999 to May, 2002, Mr. McCurry was employed by First Permian, L.P. as its Operations Manager. Prior to his association with First Permian, Mr. McCurry was employed by Fina Oil & Chemical -8- Company for approximately eighteen years, where he served in various managerial capacities. Mr. McCurry graduated from the University of Texas of the Permian Basin in 1992 with a Bachelor of Business Administration Degree in Finance. Jerry W. Nevans, age 43, serves as Director of Business Development. During the period from 1999 to May 2002, Mr. Nevans was employed by First Permian, L.P. as its Division Engineer III. From 1985 to 1999, he was employed by Fina Oil & Chemical Company and served in various engineering capacities. Prior to his association with Fina, Mr. Nevans was employed by Getty Oil Company/Texaco USA for approximately three years. Mr. Nevans graduated from Texas Tech University in 1981 with a Bachelors of Science Degree in Petroleum Engineering. Rita A. Ramirez, age 39, is Senior Land Administrator. Ms. Ramirez was employed by First Permian, L.P. as a Land Technician from December, 2000 until May, 2002. From 1992 to 2000, she was employed by Santa Fe Snyder Corporation as a Senior Land Tech. Prior to her employment with Santa Fe, Ms. Ramirez was employed by Adobe Resources Corporation for approximately ten years as a Lease Analyst. She is a Certified Professional Lease and Title Analyst. Donald E. Tiffin, age 45, is Vice President of Business Development. He was employed by First Permian, L.P. from August 1999 to May 2002, as its General Manager. Prior to his association with First Permian, Mr. Tiffin was employed by Fina Oil & Chemical Company for approximately twenty years, serving in various engineering capacities in Fina's Tyler, Corpus Christi, Houston, and Midland offices. Mr. Tiffin graduated from the University of Oklahoma in 1979 with a Bachelor of Science Degree in Petroleum Engineering. He is a registered engineer in the State of Texas. Debra S. Tuffly, age 46, is Director of Technical Services. She was employed by Fina Oil & Chemical Company/First Permian, L.P. as its Engineering Technician in the Production Department during the period from 1991 to May 2002. From 1978 to 1983, she was employed by Mitchell Energy Corporation, Chevron USA, and Texaco, Inc. in various capacities. Ms. Tuffly graduated from the University of Southwestern Louisiana in 1978 with a Bachelor of Science Degree in Business Administration. -9- Estimated Capital Sources & Expenditures ---------------------------------------- Our capital expenditures for the twelve-month period ending March 31, 2003 are estimated to be approximately $6 million. The combined capital sources available for these expenditures are estimated to be $31.7 million over the same period, resulting in estimated remaining available capital in the approximate amount of $25.7 million. These capital expenditures and sources of capital are described in more detail in the table below.

Estimated Capital Sources

     Pro forma working capital(1)                                  $  4,200,000
     Estimated net cash earnings(2)                                   5,000,000
     Marketable securities(3)                                        25,000,000
     Estimated loan value of oil
       and gas properties(4)                                         10,000,000
                                                                   ------------
          Estimated total capital sources                          $  44,200,00
                                                                   ============

     Long-term debt(1)                                             $ 12,500,000
                                                                   ------------
          Estimated net capital sources                            $ 31,700,000
                                                                   ============

Estimated Capital Expenditures

     Oil Projects
       Diamond M project(5)                                        $  1,000,000
       Page, Hulldale, West World(6)                                  1,000,000

     Gas Projects
       Yegua, Frio(7)                                                 3,000,000
       Cook Mountain project(8)                                       1,000,000
                                                                   ------------
     Estimated capital expenditures                                $  6,000,000
                                                                   ------------
       Estimated remaining available capital(9)                    $ 25,700,000
                                                                   ============
___________________ (1) As of March 31, 2002. This amount excludes $3,300,000 of current maturities of long-term debt. We are currently reviewing with our bank lender the redetermination of the borrowing base under our revolving credit facility, and anticipate extending the facility with an increased borrowing base secured by our oil and gas properties and marketable securities. We anticipate that these changes in the revolving credit facility will result in the elimination of current maturities of long-term debt during the remainder of the current fiscal year and the first quarter of 2003. (2) Estimated net cash earnings is Adjusted EBITDA less interest expense. Adjusted EBITDA represents earnings before interest expense, dividends, income taxes, depreciation, depletion and amortization, change in fair value of derivatives, and equity income or loss in earnings of First Permian, L.P. Adjusted EBITDA is not intended to represent cash flow or any other measure of performance in accordance with GAAP. Net cash earnings and -10- adjusted EBITDA are included in this table because we believe that investors find them to be useful analytical tools. Other companies may calculate Adjusted EBITDA differently, and we cannot assure that such figures are comparable with similarly titled figures for such other companies. (3) Marketable securities includes 933,589 shares of common stock of Energen Corporation. On June 10, 2002, the last sale price of Energen's common stock was $25.16. (4) This amount is the estimated loan value of our oil and gas properties, based on our bank lender's loan parameters. (5) We have budgeted $1,000,000 for our proposed activities in the Diamond M Project located in Scurry County, Texas. This amount represents our pro rata share of drilling and completion costs for four development wells on this project. (6) We have budgeted $1,000,000 for our proposed activities in the Permian Basin of west Texas. This amount represents our pro rata share of the estimated costs associated with exploitation and enhancement work on twenty-five wells on our Permian Basin properties. (7) The estimated expenditures of $3,000,000 represents our pro rata share of the drilling and completion costs of fifteen Yegua/Frio 3-D seismic development wells in Jackson and Wharton Counties, Texas. (8) We have drilled one well and anticipate drilling a second well in our Cook Mountain Gas project, located in Liberty County, Texas. Our pro rata share of the estimated costs to drill and complete two wells in the Cook Mountain Gas project is $1,000,000. (9) The estimated remaining available capital will be budgeted and utilized from time to time in connection with opportunities that are consistent with our new business plan. -11- SIGNATURES Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized. PARALLEL PETROLEUM CORPORATION By: /s/ Larry C. Oldham -------------------------------- Larry C. Oldham, President Dated: June 14, 2002 -12-